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                                                                   Exhibit 10.56

                                    Flat 2
                             151 Sutherland Avenue
                                 London W9 1EC


22nd April 1997



Charles Romilly Esq.
Director
IFX Ltd.
America House
2 America Square
London EC3N 2LU



Dear Charles

I acknowledge and agree, in accordance with the Memorandum Agreement dated 12th March 1997, that the payment to me, or my designee, of the sum of $162,683.50, less PAYE tax and the Employer's National Insurance Contribution, and any advances which have already been made to me, will be in full and final settlement of all liabilities you may have to me under the Heads of Agreement, dated 19th July 1997 and the Terms of Employment, dated 13th November 1995, both of which are now terminated.

Yours sincerely


/s/ Lorenzo Naldini

Lorenzo Naldini